DATED: March 23, 2018

FLAGSHIP GLOBAL CORPORATION

and

STEPHEN MOSCICKI

and

DAVID WINDUSS

AGREEMENT FOR THE SALE AND PURCHASE OF GEM HOLDINGS LIMITED

CONTENTS

Clause Page

THIS AGREEMENT is made on March 23, 2018

BETWEEN

(1) STEPHEN MOSCICKI, of Riverview Cottage, 2 Wetherby Grange, Old Boston Road, Wetherby, LS22 5PB ("SM");
(2)	DAVID WINDUSS, of 3 Wharf Mews, Cliffe Terrace, Wetherby, LS22 6LX ("DW"); and
(2) FLAGSHIP GLOBAL CORPORATION, a company incorporated in Nevada with entity number E073612007-7 whose registered office is at 4625 West Nevso Dr STE 2, Las Vegas, 89103, Nevada, United States (the "Buyer").
BACKGROUND
(A)	Each of the Sellers has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to and on the terms and conditions of this agreement.

IT IS AGREED as follows:

1.	INTERPRETATION
1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Business Day: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Company: GEM Holdings Limited, a private company limited by shares incorporated and registered in England and Wales with company number 09976573 whose registered office is at 3 Wharf Mews, Cliffe Terrace, Wetherby, West Yorkshire, LS22 6LX with an issued share capital of 1,000 ordinary shares of £0.01 each, further details of which are set out in Schedule 1.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: 10th May 2018.

Consideration Shares: the 101,759,583 shares of common stock with a par value of $.0001 in the capital of the Buyer to be allotted and issued as to 94,491,041 to SM and as to 7,268,542 to DW in accordance with Clause 2.2 in consideration for the sale of the Sale Shares, representing in aggregate 70% of the allotted and issued share capital of the Buyer.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement.

Mining Assets: the mining assets of the Company and/or the Subsidiaries, details of which are set out in Schedule 3.

Sale Shares: the 525 ordinary shares of £0.01 each in the Company registered in the name of SM and the 50 ordinary shares of £0.01 each in the Company registered in the name of DW, representing in aggregate 57.5% of the allotted and issued share capital of the Company.

Sellers: SM and DW and each shall be a Seller.

Subsidiaries: the subsidiaries of the Company, details of which are set out in Schedule 2.

Warranties: the warranties set out in Clause 4.

1.2	References to clauses and Schedules are to the clauses of, and Schedules to, this agreement and references to paragraphs are to paragraphs of the relevant Schedule.
1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).
1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement.
1.5	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.
1.6	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:
(a)	another person (or its nominee), by way of security or in connection with the taking of security; or
(b)	its nominee.
1.7	A reference to writing or written includes fax but not email (unless otherwise expressly provided in this agreement).
1.8	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.
1.9	References to a document in agreed form is to that document in the form agreed by the parties and initialled by them or on their behalf for identification.
1.10	A reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force as at the date of this agreement. A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this agreement under that statute or statutory provision.
2.	SALE AND PURCHASE OF THE COMPANY
2.1	Each of the Sellers shall sell with full title guarantee free from all Encumbrances and the Buyer shall buy the Sale Shares, together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.
2.2	In consideration of each of the Sellers selling their respective Sale Shares to the Buyer, the Buyer shall at Completion allot and issue to the Sellers the Consideration Shares, credited as fully paid.
3.	COMPLETION
3.1	Completion shall take place on the Completion Date.
3.2	At Completion the Sellers shall deliver or cause to be delivered:
(a)	transfers of the Sale Shares executed by the registered holders in favour of the Buyer;
(b)	a waiver of any pre-emption rights or other restrictions on transfer which may exist in respect of the Sale Shares under the articles of association of the Company or otherwise and any other document or consent necessary to enable the Buyer to be registered as the holder of the Sale Shares;
(c)	the share certificates for the Sale Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;
(d)	the statutory register and minute books of the Company (written up to the time of Completion), the common seal (if any), certificate of incorporation and any certificates of incorporation on change of name;
(e)	an executed release in the agreed form in respect of all fixed charges over the Sale Shares and/or a certificate of non-crystallisation from each relevant chargor confirming that the floating charge granted to it has not crystallised and will not crystallise as a result of Completion

3.3	On the Completion Date the Sellers shall procure that the directors of the Company shall hold a board meeting at which the transfer of the Sale Shares (subject to stamping) to the Buyer shall be approved for registration in the Company's statutory register and provide the minutes of the meeting, signed by the chairman of the board of directors, to the Buyer.
3.4	At Completion the Buyer shall:
(a)	deliver a copy of the minutes of a meeting of the board of directors of the Buyer authorising the execution by the Buyer of this agreement; the allotment and issue of the Consideration Shares to the Sellers in accordance with this agreement; the execution of all other documents ancillary to or contemplated by this agreement; and appointing the relevant signatory or signatories to execute this agreement and any such other documents on its behalf;
(b)	deliver to the Sellers duly executed share certificates in respect of the Consideration Shares issued to the Sellers in accordance with Clause 2.2 and enter the Sellers' names in the Buyer's register of members as the holders of the Consideration Shares;
(c)	appoint SM and DW as directors of the Buyer

3.5	As soon as possible after Completion the Sellers shall deliver to the Buyer all documents of title, records, correspondence, documents, files, memoranda and other papers relating to the Company and the Subsidiaries not required to be delivered at Completion which are in their possession.

4.	WARRANTIES
4.1	Each of the Sellers warrants to the Buyer that each of the Warranties set out in this Clause 4 is true and accurate and not misleading at the date of this agreement:
(a)	the Sale Shares constitute 57.5% in aggregate of the allotted and issued share capital of the Company and are fully paid;
(b)	the Sellers are the sole legal and beneficial owners of the Sale Shares free from Encumbrances;
(c)	the Company or a Subsidiary is the sole legal and beneficial owner of the allotted and issued share capital of each of the Subsidiaries free from Encumbrances as set out in Schedule 2;
(d)	the Sellers have the requisite power and authority to enter and perform this agreement and the documents referred to in it (to which they are a party), and they constitute valid, legal and binding obligations on the Sellers with their respective terms;
(e)	the Company does not have any interest in any subsidiaries apart from the Subsidiaries;
(f)	the Sale Shares and the issued shares of the Subsidiaries are free from all Encumbrances and there is no agreement or commitment given to create an Encumbrance affecting the Sale Shares or the issued shares of the Subsidiaries;
(g)	no right has been granted to any person to require the Company or any of the Subsidiaries to issue any share capital and no Encumbrance has been created and no commitment has been given to create an Encumbrance in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company or any of the Subsidiaries;
(h)	neither the Company nor the Subsidiaries are insolvent; and
(i)	the Company or the Subsidiaries are the legal and beneficial owners of the Mining Assets free and clear of any Encumbrances and neither the Company nor the Subsidiaries nor any person acting on their behalf has agreed (whether now or in the future and whether on a contingent basis or otherwise) to create any Encumbrance.
5.	FURTHER ASSURANCE

The Sellers shall (at their own expense) promptly execute and deliver such documents, perform such acts and do such things as the Buyer may require from time to time for the purpose of giving full effect to this agreement.

6.	ASSIGNMENT

This agreement is personal to the parties and no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any of its rights and obligations under this agreement without the prior written consent of the other parties.

7.	ENTIRE AGREEMENT

This agreement (together with the documents referred to in it) constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

8.	VARIATION AND WAIVER
8.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).
8.2	No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this agreement or by law is only effective if it is in writing.
8.3	Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.
9.	NOTICES
9.1	A notice given to a party under or in connection with this agreement shall be in writing and shall be delivered by hand or by pre-paid first-class post, recorded delivery or special delivery in each case to that party's registered office, or sent by fax to that party's main fax number (or to such other address or fax number as that party may notify to the other party in accordance with this agreement).
9.2	Delivery of a notice is deemed to have taken place if delivered by hand, at the time the notice is left at the address, or if sent by fax, at the time of transmission, or if sent by post on the second Business Day after posting, unless such deemed receipt would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), in which case deemed receipt will occur when business next starts in the place of receipt (and all references to time are to local time in the place of receipt).
9.3	This Clause 9 does not apply to the service of any proceedings or other documents in any legal action.
10.	SEVERANCE

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

11.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

12.	THIRD PARTY RIGHTS

No one other than a party to this agreement, their successors and permitted assignees, shall have any right to enforce any of its terms.

13.	GOVERNING LAW AND JURISDICTION
13.1	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.
13.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This agreement has been executed and takes effect on the date stated at the beginning of it.

SCHEDULE 1 – Particulars of the Company

Name:	GEM Holdings Limited
Registration number:	09976573
Registered office:	3 Wharf Mews, Cliffe Terrace, Wetherby, West Yorkshire, LS22 6LX
Issued share capital	Amount: £10 Divided into: 1,000 ordinary shares of £0.01 each]
Registered shareholders (and number of shares held):	Stephen Moscicki (824 ordinary shares) David Winduss (55 ordinary shares) Richard Beresford (110 ordinary shares) Warren Wooldridge (11 ordinary shares)
Beneficial owners of shares (if different) (and number of shares held):

SCHEDULE 2 – Particulars of the Subsidiaries

Name:	Clinchco Met Coal Inc
Registration number:	293998
Registered office:	101 Bulldog Lane, Premier, WV, 24878, United States
Issued share capital
Registered shareholders (and number of shares held):	GEM Holdings Limited ([90%])
Beneficial owners of shares (if different) (and number of shares held):

Name:	G.E.M. Holdings U.S. Corporation
Registration number:
Registered office:
Issued share capital
Registered shareholders (and number of shares held):	GEM Holdings Limited ([100%])
Beneficial owners of shares (if different) (and number of shares held):

Name:	Mill Creek Mining, Inc.
Registration number:
Registered office:
Issued share capital
Registered shareholders (and number of shares held):	Clinchco Met Coal Inc ([100%])
Beneficial owners of shares (if different) (and number of shares held):

Name:	Cobalt Coal, LLC
Registration number:
Registered office:
Issued share capital
Registered shareholders (and number of shares held):	Clinchco Met Coal Inc ([100%])
Beneficial owners of shares (if different) (and number of shares held):

SCHEDULE 3 – Particulars of the Mining Assets

Name of asset	Particulars of asset
Davis Tracts (Upper and Lower Banner)
Mill Creek
Fleming Tract
Stanley Tract
Tarpon Tract

EXECUTED by Stephen Moscicki	/s/ Stephen Moscicki Stephen Moscicki
EXECUTED by David Winduss	/s/ David Winduss David Winduss
EXECUTED by Flagship Global Corporation	/s/ Gary Brown Gary Brown